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                                                                      EXHIBIT 26

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)



ALLOWANCE FOR DOUBTFUL ACCOUNTS:

                   BALANCE
                 AT BEGINNING                                    BALANCE AT
                   OF YEAR        PROVISIONS     WRITE-OFFS     END OF YEAR

          1998       $838            $349          $(450)           $737
          1997       $354            $628          $(144)           $838
          1996       $286            $124          $ (56)           $354




RESTRUCTURING RESERVES:


                                                                   DEDUCTIONS -
                                         BALANCE AT   CHARGED TO    PAYMENTS OF    BALANCE AT
                                         JANUARY 1,   COSTS AND    RESTRUCTURING  DECEMBER 31,
             DESCRIPTION                    1998       EXPENSES        COSTS          1998

Surplus equipment                            $--        $2,823         $  --         $2,823

Purchase commitments                          --         1,127          (436)           691

Lease terminations and leasehold
improvements reserve
                                              --           382           (54)           328

Employee separation                           --           550          (223)           327

Total restructuring reserves                 $--        $4,882         $(713)        $4,169
                                             ===        =======        ======        ======


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